SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                      C.A. LA ELECTRICIDAD DE CARACAS




                                     by



                              AES CORPORATION




                           1001 North 19th Street
                            Arlington, VA 22209








         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that C.A. La Electricidad de Caracas ("EDC"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

         EDC does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither EDC nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

C.A. La Electricidad de Caracas
Edif. La Electricidad de Caracas
Avenida Vollmer, San Bernardino
Caracas
Venezuela



Description of Facilities:

               EDC owns and operates the three generation facilities in
         Venezuela: the Oscar Augusto Machado Facility, the Naiguata Facility, and the Ricardo Zuloaga Complex. These generation facilities have a combined installed capacity of 2254.8 megawatts and are used to provide power to Caracas, Venezuela and its surrounding areas, as well as to the city of San Felipe, Venezuela. EDC also owns and operates a electricity distribution network serving the area in and around Caracas, Venezuela.

Ownership:

               EDC is a compania anonima formed under the laws of Venezuela. EDC is 81.2% indirectly owned by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of EDC is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, EDC, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000






                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                                Sincerely,
                                                Illinois Commerce Commission


                                                /s/ Richard L. Mathias
                                                --------------------------
                                                Richard L. Mathias
                                                Chairman


cc:  Mr. Edward J. Griffin, DeFrees & Fiske
     Mr. Robert W. Wason, Security and Exchange Commission




                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                      C.A. LUX ELECTRICA DE VENEZUELA




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209






         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that C.A. Lux Electrica de Venezuela ("CALEV"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

         CALEV does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither CALEV nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

C.A. Lux Electrica de Venezuela
Edif. La Electricidad de Caracas
Avenida Vollmer, San Bernardino
Caracas
Venezuela



Description of Facilities:

               CALEV owns and operates a electricity distribution network located in the central area of Caracas, Venezuela.


Ownership:

               CALEV is a compania anonima formed under the laws of Venezuela and a wholly- owned subsidiary of C.A. La Electricidad de Caracas, also a compania anonima organized under the laws of Venezuela. C.A. La Electricidad de Caracas is 81.2% indirectly owned by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility companies of CALEV is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, CALEV, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                         March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                           Sincerely,
                                           Illinois Commerce Commission


                                           /s/ Richard L. Mathias
                                           -------------------------------
                                           Richard L. Mathias
                                           Chairman


cc:  Mr. Edward J. Griffin, DeFrees & Fiske
     Mr. Robert W. Wason, Security and Exchange Commission




                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                 C.A. LA ELECTRICIDAD DE GUARENAS Y GUATIRE




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209







         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that C.A. La Electricidad de Guarenas y Guatire ("ELEGGUA"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

         ELEGGUA does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither ELEGGUA nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

C.A. La Electricidad de Guarenas y Guatire
Centro de Servicios "Rufino Gonzalez"
Carretera Nacional Guarenas
Guatire
Venezuela


Description of Facilities:

               ELEGGUA owns and operates the 3.3 megawatt Curupao Facility in the state of Miranda, Venezuela. ELEGGUA also owns and operates an electricity distribution network serving the areas of Guarenas and Guatire in the state of Miranda, Venezuela.


Ownership:

               ELEGGUA is a compania anonima formed under the laws of Venezuela and a wholly-owned subsidiary of C.A. La Electricidad de Caracas, also a compania anonima organized under the laws of Venezuela. C.A. La Electricidad de Caracas is 81.2% indirectly owned by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of ELEGGUA is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, ELEGGUA, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                               Sincerely,
                                               Illinois Commerce Commission


                                               /s/ Richard L. Mathias
                                               -------------------------------
                                               Richard L. Mathias
                                               Chairman


cc:   Mr. Edward J. Griffin, DeFrees & Fiske
      Mr. Robert W. Wason, Security and Exchange Commission





                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                       C.A. LUZ ELECTRICA DEL YARACUY




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209








         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that C.A. Luz Electrica del Yaracuy ("CALEY"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

         CALEY does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither CALEY nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

C.A. Luz Electrica del Yaracuy
Avenida La Patria - con 2da. Avenida, con Centrol Comercial ARACOI Aptdo. Postal 68
San Felipe, Edo Yaracuy
Venezuela


Description of Facilities:

                  CALEY owns and operates the 6.62 megawatt Chorreron Facility in the state of Yaracuy, Venezuela. CALEY also owns and operates an electricity distribution network serving the city of San Felipe in the state of Yaracuy, Venezuela.


Ownership:

                  CALEY is a compania anonima formed under the laws of Venezuela and a wholly- owned subsidiary of C.A. La Electricidad de Caracas, also a compania anonima organized under the laws of Venezuela. C.A. La Electricidad de Caracas is 81.2% indirectly owned by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of CALEY is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, CALEY, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000







                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                               Sincerely,
                                               Illinois Commerce Commission


                                               /s/ Richard L. Mathias
                                               -----------------------------
                                               Richard L. Mathias
                                               Chairman


cc:   Mr. Edward J. Griffin, DeFrees & Fiske
      Mr. Robert W. Wason, Security and Exchange Commission






                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                   EMPRESA ELECTRICA DE ORIENTE SA DE CV




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209








         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Empresa Electrica de Oriente SA de CV ("EEO"), a Sociedad Anonima de Capital Variable organized under the laws of El Salvador, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

         EEO does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither EEO nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Empresa Electrica de Oriente SA de CV
9 Av. Sur No. 201
Colonia Santa Gertrudis
San Miguel
El Salvador


Description of Facilities:

                  EEO operates a medium- and low-voltage electric distribution network in the eastern part of El Salvador, including the area surrounding the city of San Miguel.

Ownership:

                  EEO is a Sociedad Anonima de Capital Variable, organized under the laws of El Salvador. EEO is owned: 4% by the Comision Ejecutiva Hidroectrica del Rio Lempa; 7% by the general public, including employees; and 89% by El Salvador Energy Holdings, Inc. ("El Salvador Holdings"). El Salvador Holdings, a company organized under the laws of the Cayman Islands, is owned: 50% by Reliant Energy Salvador Holding Company, Ltd, a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Reliant Energy International, Inc.; and 50% by EDC Energy Ventures El Salvador, a company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of EEO is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, EEO, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                             Sincerely,
                                             Illinois Commerce Commission


                                             /s/ Richard L. Mathias
                                             -------------------------------
                                             Richard L. Mathias
                                             Chairman


cc:  Mr. Edward J. Griffin, DeFrees & Fiske
     Mr. Robert W. Wason, Security and Exchange Commission





                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



        COMPANIA DE ALUMBRADO ELECTRICO DE SAN SALVADOR S.A. DE C.V.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209







         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Compania de Alumbrado Electrico de San Salvador S.A. de C.V. ("CAESS"), a Sociedad Anonima de Capital Variable organized under the laws of El Salvador, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

         CAESS does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither CAESS nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Compania de Alumbrado Electrico de San Salvador S.A. de C.V.
CAESS, final 29, Avenida Norte, Calle el Bambu
Colonia San Antonio Ayuxtutepeque
San Salvador
El Salvador


Description of Facilities:

                  CAESS owns and operates a distribution network covering the central and northern regions of El Salvador, including the majority of the capital city of San Salvador.

Ownership:

                  CAESS is a Sociedad Anonima de Capital Variable, organized under the laws of El Salvador. CAESS is owned: 4% by the Comision Ejecutiva Hidroectrica del Rio Lempa; 21% by the general public, including employees; and 75% by El Salvador Energy Holdings, Inc. ("El Salvador Holdings"). El Salvador Holdings, a company organized under the laws of the Cayman Islands, is owned:
         50% by Reliant Energy Salvador Holding Company, Ltd, a company organized under the laws of the Cayman Islands and a wholly- owned subsidiary of Reliant Energy International, Inc.; and 50% by EDC Energy Ventures El Salvador, a company organized under the laws of the Cayman Islands and wholly- owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of CAESS is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, CAESS, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000








                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                                Sincerely,
                                                Illinois Commerce Commission


                                                /s/ Richard L. Mathias
                                                -----------------------------
                                                Richard L. Mathias
                                                Chairman


cc:      Mr. Edward J. Griffin, DeFrees & Fiske
         Mr. Robert W. Wason, Security and Exchange Commission



                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



              DISTRIBUIDORA ELECTRICA DE USULUTAN S.A. DE C.V.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209







         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Distribuidora Electrica de Usulutan S.A. de C.V. ("DEUSEM"), a Sociedad Anonima de Capital Variable organized under the laws of El Salvador, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

         DEUSEM does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither DEUSEM nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Distribuidora Electrica de Usulutan S.A. de C.V.
Edificio Corporativo CAESS, final 29, Avenida Norte, Calle el Bambu Colonia San Antonio Ayuxtutepeque, Apartado Postal 186
San Salvador
El Salvador


Description of Facilities:

                  DEUSEM owns and operates a distribution network that serves the southeastern portions of El Salvador, primarily in the department of Usulutan.


Ownership:

                  DEUSEM is a Sociedad Anonima de Capital Variable, organized under the laws of El Salvador. DEUSEM is owned: 1.7% by the general public; and 98.3 by Compania de Alumbrado Electrico de San Salvador S.A. de C.V., also a Sociedad Anonima de Capital Variable organized under the laws of El Salvador ("CAESS"). CAESS is owned: 4% by the Comision Ejecutiva Hidroectrica del Rio Lempa; 21% by the general public, including employees; and 75% by El Salvador Energy Holdings, Inc. ("El Salvador Holdings"). El Salvador Holdings, a company organized under the laws of the Cayman Islands, is owned: 50% by Reliant Energy Salvador Holding Company, Ltd, a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Reliant Energy International, Inc.; and 50% by EDC Energy Ventures El Salvador, a company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of DEUSEM is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, DEUSEM, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000



                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                               Sincerely,
                                               Illinois Commerce Commission


                                               /s/ Richard L. Mathias
                                               ------------------------------
                                               Richard L. Mathias
                                               Chairman


cc:      Mr. Edward J. Griffin, DeFrees & Fiske
         Mr. Robert W. Wason, Security and Exchange Commission




                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                EMPRESA DE ENERGIA DEL PACIFICO S.A. E.S.P.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209









         AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Empresa de Energia del Pacifico S.A. E.S.P. ("EPSA"), a Sociedad Anonima Empresa de Servicios del Estado organized under the laws of Colombia, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

         EPSA does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither EPSA nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Empresa de Energia del Pacifico S.A. E.S.P.
Carrera 57, No. 11-29
Cali
Colombia


Description of Facilities:

                  EPSA generates, transmits and distributes electric energy primarily in the Valle del Cauca of Colombia. EPSA owns and operates eight generating plants with a total installed capacity of 897 megawatts and serves approximately 360,000 customers in 38 municipalities, including the electric systems of La Compania de Electricidad de Tulua and Central Hidroelectrica del Rio Anchicaya Ltda., subsidiary companies of EPSA.


Ownership:

                  EPSA is Sociedad Anonima Empresa de Servicios del Estado organized under the laws of Colombia. EPSA is owned: 8.4% by the department of Valle del Cauca; 16% by Corporacion del Valle del Cauca, a Colombia state owned entity; 16.8% by Empresas Municipales de Cali, a municipal utility and Colombia state owned entity; and 56.71% indirectly by C.A. La Ectricidad de Caracas ("EDC"). EDC is a compania anonima formed under the laws of Venezuela and is 81.2% indirectly owned by AES and 19.8% by the general public.


                                   ITEM 2

         The domestic associate public utility company of EPSA is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

         CILCO has made no investment in, nor has any contractual relationship with, EPSA, nor is any such investment or contractual relationship contemplated.

         The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

         The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000






                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                                 March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

         We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

         A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

         The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                              Sincerely,
                                              Illinois Commerce Commission


                                              /s/ Richard L. Mathias
                                              -------------------------------
                                              Richard L. Mathias
                                              Chairman


cc:   Mr. Edward J. Griffin, DeFrees & Fiske
      Mr. Robert W. Wason, Security and Exchange Commission




                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



             ELECTRIFICADORA DE LA COSTA ATLANTICA S.A. E.S.P.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209










        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Electrificadora de la Costa Atlantica S.A. E.S.P. ("Electrocosta"), a Sociedad Anonima Empresa de Servicios del Estado organized under the laws of Colombia, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

        Electrocosta does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither Electrocosta nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Electrificadora de la Costa Atlantica S.A. E.S.P.
Edificio Chambacu, Piso 3
Cartagena de Indias
Colombia


Description of Facilities:

               Electrocosta owns and operates a medium- and low-voltage distribution network that serves the districts of Bolivar, Cordoba, Sucre and Magangue in Colombia.

Ownership:

               Electrocosta is a Sociedad Anonima Empresa de Servicios del Estado organized under the laws of Colombia. Electrocosta is owned:
        1.21% by Corporacion Electrica de la Costa Atlantica, a Colombia state-owned corporation; 3.9% by Electrificadora de Sucre, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; 4.28% by Empresa de Energia Electrica de Magangue, S.A. E.S.P., a Colombia state- owned Sociedad Anonima Empresa de Servicios del Estado; 7.18% by Electrificadora de Cordoba, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; 13.09% by Electrificadora de Bolivar, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; and 70.33% by Caribe Energy Holding, Ltd, a wholly-owned subsidiary of HIEDC Holdings, Ltd., a company organized under the laws of the Cayman Islands.

               HIEDC Holdings, Ltd., is owned: 50% by Reliant Energy Salvador Holding Company, Ltd, a company organized under the laws of the Cayman Islands and a wholly- owned subsidiary of Reliant Energy International, Inc.; and 50% by EDC Energy Ventures Distribucion Colombia, a company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of Electrocosta are Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, Electrocosta, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000











                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                               March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                            Sincerely,
                                            Illinois Commerce Commission


                                            /s/ Richard L. Mathias
                                            -------------------------------
                                            Richard L. Mathias
                                            Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission





                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                   ELECTRIFICADORA DEL CARIBE S.A. E.S.P.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209










        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Electrificadora del Caribe S.A. E.S.P. ("Electricaribe"), a Sociedad Anonima Empresa de Servicios del Estado organized under the laws of Colombia, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

        Electricaribe does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither Electricaribe nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Electrificadora del Caribe S.A. E.S.P.
World Trade Center
Calle 73 No. 54-11, Oficina 1207
Barranquilla
Colombia


Description of Facilities:

               Electricaribe owns and operates a medium- and low-voltage distribution network that serves the districts of Atlantico, Cesar, Guajira and Magdalena in Colombia.

Ownership:

               Electrocosta is a Sociedada Anonima Empresa de Servicios del Estado organized under the laws of Colombia. Electrocosta is owned:
        0.57% by Corporacion Electrica de la Costa Atlantica, a Colombia state-owned corporation; 3.42% by Electrificadora del Cesar, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; 4.07% by Electrificadora de la Guajira, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; 6.64% by Electrificadora de Magdalena, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; 16.08% by Electrificadora del Atlantico, S.A. E.S.P., a Colombia state-owned Sociedad Anonima Empresa de Servicios del Estado; and 69.2% by Caribe Energy Holding, Ltd, a wholly-owned subsidiary of HIEDC Holdings, Ltd., a company organized under the laws of the Cayman Islands.

               HIEDC Holdings, Ltd., is owned: 50% by Reliant Energy Salvador Holding Company, Ltd, a company organized under the laws of the Cayman Islands and a wholly- owned subsidiary of Reliant Energy International, Inc.; and 50% by EDC Energy Ventures Distribucion Colombia, a company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of Electricaribe is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, Electricaribe, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000




                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                               March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                            Sincerely,
                                            Illinois Commerce Commission


                                            /s/ Richard L. Mathias
                                            ------------------------------
                                            Richard L. Mathias
                                            Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission



                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                    GENERACION DE VAPOR GENEVAPCA, C.A.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209







        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Generacion de Vapor GENEVAPCA, C.A. ("GENEVAPCA"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

        GENEVAPCA does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither GENEVAPCA nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Generacion de Vapor GENEVAPCA, C.A.
Centro Refinador Paraguana
Punto Fijo, Edo. Falcon
Venezuela


Description of Facilities:

               GENEVAPCA owns and operates three 105 megawatt generators in the state of Falcon, Venezuela.

Ownership:

               GENEVAPCA is a compania anonima organized under the laws of Venezuela and a wholly-owned subsidiary of Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of GENEVAPCA is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, GENEVAPCA, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000







                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                               March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                 Sincerely,
                                 Illinois Commerce Commission


                                 /s/ Richard L. Mathias
                                 ----------------------------------
                                 Richard L. Mathias
                                 Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission




                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                    ENERGIA Y SERVICIOS ENERCENTER, C.A.




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209








        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that Energia y Servicios Enercenter, C.A. ("Enercenter"), a compania anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of Section 33 of the Act.

        Enercenter does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither Enercenter nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

Energia y Servicios Enercenter, C.A.
Complejo Industrial Manpa
Valencia Estado Carabobo
Venezuela


Description of Facilities:

               Enercenter is participating in a joint venture to develop a 27 megawatt independent power production facility to supply energy to the Mantex Group industrial complex and shopping center in the capital city of the state of Carabobo in Venezuela.

Ownership:

               Enercenter is a compania anonima organized under the laws of Venezuela and is owned: 50% by Mantex, a Sociedad Anonima organized under the laws of Venezuela and 50% indirectly by Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of Enercenter is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, Enercenter, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:

         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                               March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                 Sincerely,
                                 Illinois Commerce Commission


                                 /s/ Richard L. Mathias
                                 ---------------------------------
                                 Richard L. Mathias
                                 Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission





                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                      S.A. VENEZOLANA DOMESTICA DE GAS




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209










        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that S.A. Venezolana Domestica de Gas ("DOMEGAS"), a Sociedad Anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

        DOMEGAS does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither DOMEGAS nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

S.A. Venezolana Domestica de Gas
Av. Paez, Quinta Orquidea
El Paraiso
Caracas
Venezuela


Description of Facilities:

               DOMEGAS owns and operates a natural gas distribution network servign approximately 28,000 residential and commercial customers in the southwest area of Caracas, Venezuela.

Ownership:

               DOMEGAS is a Sociedad Anonima organized under the laws of Venezuela and is owned: 0.65% by the general public and 99.35% indirectly by Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of DOMEGAS is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, DOMEGAS, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:


         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                             March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                 Sincerely,
                                 Illinois Commerce Commission


                                 /s/ Richard L. Mathias
                                 --------------------------------
                                 Richard L. Mathias
                                 Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission


                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 FORM U-57

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended



                      S.A. VENEZOLANA DOMESTICA DE GAS




                                     by



                              AES CORPORATION



                           1001 North 19th Street
                            Arlington, VA 22209










        AES Corporation, a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Act ("AES"), hereby files with the Securities and Exchange Commission (the "Commission") pursuant to Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), this amended and restated Form U-57 for the purpose of notifying the Commission that S.A. Venezolana Domestica de Gas ("DOMEGAS"), a Sociedad Anonima organized under the laws of Venezuela, is a "foreign utility company" ("FUCO") within the meaning of
Section 33 of the Act.

        DOMEGAS does not derive and will not derive any part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale (or the distribution at retail of natural or manufactured gas for heat, light or power) within the United States. Neither DOMEGAS nor any of its subsidiary companies is or will be a public utility operating within the United States.


                                   ITEM 1

Name and Business Address:

S.A. Venezolana Domestica de Gas
Av. Paez, Quinta Orquidea
El Paraiso
Caracas
Venezuela


Description of Facilities:

               DOMEGAS owns and operates a natural gas distribution network servign approximately 28,000 residential and commercial customers in the southwest area of Caracas, Venezuela.

Ownership:

               DOMEGAS is a Sociedad Anonima organized under the laws of Venezuela and is owned: 0.65% by the general public and 99.35% indirectly by Corporacion EDC, a compania anonima organized under the laws of Venezuela. Corporacion EDC is owned 81.2% indirectly by AES and 19.8% by the general public.


                                   ITEM 2

        The domestic associate public utility company of DOMEGAS is Central Illinois Light Company, an Illinois corporation ("CILCO"). CILCO is an indirect, wholly-owned subsidiary of AES.

        CILCO has made no investment in, nor has any contractual relationship with, DOMEGAS, nor is any such investment or contractual relationship contemplated.

        The certification of the Illinois Commerce Commission, as required under Section 33(a)(2) of the Act, is attached hereto as Exhibit A.

        The Commission is requested to mail copies of all correspondence relating to this Notification to:


         Paul Hanrahan
         AES Corporation
         1001 North 19th Street
         Arlington, VA 22209

         W. Mason Emnett, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         1440 New York Ave. NW
         Washington, D.C.  20005



         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                                AES CORPORATION


                                                By:    /s/ John Moore
                                                    __________________________
                                                    Name:  John Moore
                                                    Title: Vice President,
                                                           AES Pacific

Date:  June 30, 2000





                                                                  Exhibit A

[Illinois Commerce Commission Letterhead]

                                             March 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

        We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

        A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

        The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                 Sincerely,
                                 Illinois Commerce Commission


                                 /s/ Richard L. Mathias
                                 --------------------------------
                                 Richard L. Mathias
                                 Chairman


cc:     Mr. Edward J. Griffin, DeFrees & Fiske
        Mr. Robert W. Wason, Security and Exchange Commission